Exhibit 23.8

Consent of Robert Thomason
I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and the information derived from the amended and restated technical report titled “Technical Report and Pre-Feasibility Study for the Hollister Underground Mine, Elko County, Nevada” dated August 9, 2017, with an effective date of May 31, 2017 (the “Technical Report”).
I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name and the information derived from the Technical Report, which are included in the Annual Report on Form 10-K.

Dated: March 14, 2018
/s/ Robert Thomason, SME